Exhibit C.6

INTRODUCTION

RESTRICTED APPRAISAL REPORT - LIMITED APPRAISAL

This is a Restricted Appraisal Report, which is intended to comply with the reporting requirements set forth under Standards Rule 2-2 (c) of the Uniform Standards of Professional Appraisal Practice for a Restricted Appraisal Report. As such, it does not present discussions of the data, reasoning, and analyses that were used in the appraisal process to develop the appraiser’s opinion of value. Supporting documentation concerning the data, reasoning, and analyses is retained in the appraiser’s file. The depth of discussion contained in this report is specific to the needs of the client and for the intended use stated below. The appraiser is not responsible for unauthorized use of this report.

This Restricted Appraisal Report is an update of a previous appraisal of the subject property which was dated January 18, 2005. The original appraisal report, dated January 18, 2005, is incorporated herein by reference and is an integral part hereof. The intended user of this report is warned that the reliability of the value conclusion provided herein can only be understood by a review of the original appraisal report, dated January 18, 2005, regarding the subject property.

CLIENT

Mr. Gilbert Matthews
Senior Managing Director
Sutter Securities, Inc.
555 California Street, Suite 3330
San Francisco, California 94104

APPRAISER

Richard J. Kalinowski, Jr., MAI
Kalinowski & Associates, Inc.
5110 North 40th Street, Suite 254
Phoenix, Arizona 85018

SUBJECT

Building C, Hohokam Business Park, a back office building located at 1515 West 14th Street, Tempe, Arizona.

PURPOSE OF THE APPRAISAL

To estimate the market value of the fee simple interest in the subject property.

INTENDED USE AND USER OF THE REPORT

This appraisal is intended to assist the client, Sutter Securities, Inc., in loan underwriting decisions and internal management decisions regarding the subject property. The intended user of this report is Sutter Securities, Inc.

KALINOWSKI & ASSOCIATES, INC.	1

INTRODUCTION

INTEREST APPRAISED

Fee simple estate.

DATE OF REPORT

July 13, 2005

DATE OF INSPECTION

January 18, 2005

DATE OF VALUATION

July 18, 2005

APPRAISAL DEVELOPMENT AND REPORTING PROCESS

In preparing this restricted appraisal report, the appraiser reviewed the previous appraisal of the subject property, dated January 18, 2005, reviewed general market data regarding rental values and sales data pertinent to the subject property, and discussed the valuation of the subject property with the listing broker, Mr. Mike Garlick at Lee & Associates.

This restricted update appraisal report is a brief recapitulation of the appraiser’s data, analyses, and conclusions. Supporting documentation is included in the original complete appraisal which was dated January 18, 2005. The original appraisal report is incorporated herein by reference and is an integral part hereof.

REAL ESTATE APPRAISED

Building C, Hohokam Business Park, located at 1515 West 14th Street, Tempe, Arizona.
Building C, Hohokam Business Park, located at4 1515 West 14th Street, Tempe, Arizona.

HIGHEST AND BEST USE

As If Vacant: As Improved:	Office/industrial building Existing Improvements

CONCLUDED VALUE

$13,125,000 (single tenant)

$14,025,000 (multi-tenant)

INDICATED EXPOSURE TIME

12 months

KALINOWSKI & ASSOCIATES, INC.	2

INTRODUCTION

ESTIMATED MARKETING TIME

12 months

DEFINITION OF FEE SIMPLE ESTATE

Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat.1

DEFINITION OF MARKET VALUE

Market Value - means the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

(1)	Buyer and seller are typically motivated;
(2)	Both parties are well informed or well advised, and acting in what they consider their own best interests;
(3)	A reasonable time is allowed for exposure in the open market;
(4)	Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and
(5)	The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.[2]

[1]	The Appraisal of Real Estate, 12th Edition, 2001, Appraisal Institute, p. 69.
[2]	Federal Register, Vol. 55, No. 163, August 22, 1990, Pages 34228 and 34229.

KALINOWSKI & ASSOCIATES, INC.	3

ASSUMPTIONS AND LIMITING CONDITIONS

ASSUMPTIONS AND LIMITING CONDITIONS

1.	This is a Restricted Appraisal Report which is intended to comply with the reporting requirements set forth under Standard Rule 2-2(c) of the Uniform Standards of Professional Appraisal Practice for a Restricted Appraisal Report. As such, it does not include full discussions of the data, reasoning, and analyses that were used in the appraisal process to develop the appraiser’s opinion of value. Supporting documentation concerning the data, reasoning, and analyses is retained in the appraiser’s file. The information contained in this report is specific to the needs of the client and for the intended use stated in this report. The appraiser is not responsible for unauthorized use of this report.

2.	No responsibility is assumed for legal or title consideration. Title to the property is assumed to be good and marketable unless otherwise stated in this report.

3.	The property is appraised free and clear of any or all liens and encumbrances unless otherwise stated in this report.

4.	Responsible ownership and competent property management are assumed unless otherwise stated in this report.

5.	The information furnished by others is believed to be reliable. However, no warranty is given for its accuracy.

6.	All engineering is assumed to be correct. Any plot plans and illustrative material in this report are included only to assist the reader in visualizing the property.

7.	It is assumed that there are not hidden or unapparent conditions of the property, subsoil, or structures that rendered it more or less valuable. No responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them.

8.	It is assumed that there is full compliance with all applicable federal, state, and local environmental regulations and laws unless otherwise stated in this report.

9.	It is assumed that all applicable zoning and use regulations and restrictions have been complied with, unless a nonconformity has been stated, defined, and considered in this appraisal report.

10.	It is assumed that all required licenses, certificates of occupancy, or other legislative or administrative authority from any local, state, or national governmental, or private entity or organization have been or can be obtained or renewed for any use on which the value estimates contained in this report are based.

11.	Any sketch in this report may show approximate dimensions and is included to assist the reader in visualizing the property. Maps and exhibits found in this report are provided for reader reference purposes only. No guarantee as to accuracy is expressed or implied

KALINOWSKI & ASSOCIATES, INC.	4

ASSUMPTIONS AND LIMITING CONDITIONS

        unless otherwise stated in this report. No survey has been made for the purpose of this report.

12.	It is assumed that the utilization of the land and improvements is within the boundaries or property lines of the property described and that there is no encroachment or trespass unless otherwise stated in this report.

13.	The appraiser is not qualified to detect hazardous waste and/or toxic materials. Any comment by the appraiser that might suggest the possibility of the presence of such substances should not be taken as confirmation of the presence of hazardous waste and/or toxic materials. Such determination would require investigation by a qualified expert in the field of environmental assessment. The presence of substances such as asbestos, urea-formaldehyde foam insulation, or other potentially hazardous materials may affect the value of the property. The appraiser’s value estimate is predicated on the assumption that there is no such material on or in the property that would cause a loss in value unless otherwise stated in this report. No responsibility is assumed for any environmental conditions, or for any expertise or engineering knowledge required to discover them. The appraiser’s descriptions and resulting comments are the result of the routine observations made during the appraisal process.

14.	Unless otherwise stated in this report, the subject property is appraised without a specific compliance survey having been conducted to determine if the property is or is not in conformance with the requirements of the Americans with Disabilities Act. The presence of architectural and communications barriers that are structural in nature that would restrict access by disabled individuals may adversely affect the property’s value, marketability, or utility.

15.	Any proposed improvements are assumed to be completed in a good workmanlike manner in accordance with the submitted plans and specifications.

16.	The distribution, if any, of the total valuation in this report between land and improvements applies only under the stated program of utilization. The separate allocations for land and buildings must not be used in conjunction with any other appraisal and are invalid if so used.

17.	Possession of this report, or a copy thereof, does not carry with it the right of publication. It may not be used for any purpose by any person other than the party to whom it is addressed without the written consent of the appraiser, and in any event, only with proper written qualification and only in its entirety.

18.	Neither all nor any part of the contents of this report (especially any conclusions as to value, the identity of the appraiser, or the firm with which the appraiser is connected) shall be disseminated to the public through advertising, public relations, news sales, or other media without prior written consent and approval of the appraiser.

KALINOWSKI & ASSOCIATES, INC.	5

CERTIFICATION

The undersigned does hereby certify that, except as otherwise noted in this appraisal report:

1. I have no present or contemplated future interest in the real estate that is the subject of this appraisal report and my compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.

2. I have no personal interest or bias with respect to the subject matter of this appraisal report or the parties involved.

3. To the best of my knowledge and belief, the statements of fact contained in this appraisal report upon which analyses, opinions and conclusions expressed herein are based, are true and correct, and this appraisal assignment was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

4. This appraisal report sets forth all the limiting conditions (imposed by the terms of my assignment or by the undersigned) affecting the analyses, opinions and conclusions contained in this report.

5. This appraisal report has been made in conformity with and is subject to the requirements of the Code of Professional Ethics and Standards of Professional Conduct of the Appraisal Institute.

6. No one other than the undersigned prepared the analyses, conclusions and opinions concerning real estate that are set forth in this appraisal report.

7. Disclosure of the contents of this appraisal report is governed by the By-Laws and Regulations of the Appraisal Institute.

    Neither all nor any part of the contents of this report (especially any conclusions as to value, the identity of the appraiser or the firm with which he is connected, or any reference to the Appraisal Institute or to the MAI or SRA designation) shall be disseminated to the public through advertising media, public relations media, news media, sales media or any other public means of communication without the prior written consent and approval of the undersigned.

8. I certify that the use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives. The Ethics Rule of the Uniform Standards shall be enforced solely by enforcement of the Code of Professional Ethics under the exiting procedures of the Appraisal Institute.

9. “The Appraisal Institute conducts a voluntary program of continuing education for it designated members. Designated Members who meet the minimum standards of this program are awarded periodic educational certification.” As of the date of this report, I, Richard J. Kalinowski, have completed the requirements under the continuing education program of the Appraisal Institute.

I HEREBY CERTIFY THAT UPON APPLICATION FOR VALUATION BY:

SUTTER SECURITIES, INC.

I HAVE PERSONALLY INSPECTED THE REAL PROPERTY DESCRIBED AS:

BUILDING C
HOHOKAM BUSINESS PARK
1515 WEST 14TH STREET
TEMPE, ARIZONA

I AM OF THE OPINION THAT AS OF JULY 13, 2005, THE MARKET VALUE OF THE FEE SIMPLE ESTATE IN THE SUBJECT PROPERTY WAS AS FOLLOWS:

ASSUMING MULTI-TENANT USE

FOURTEEN MILLION TWENTY-FIVE THOUSAND DOLLARS
($14,025,000)

ASSUMING SINGLE-TENANT USE

THIRTEEN MILLION ONE HUNDRED TWENTY-FIVE THOUSAND DOLLARS
($13,125,000)

/s/ Richard J. Kalinowski, Jr.
RICHARD J. KALINOWSKI, JR., MAI
STATE OF ARIZONA CERTIFIED GENERAL REAL ESTATE APPRAISER CERTIFICATE NO. 30040

Date: JULY 13, 2005